Exhibit 10.2

March 4, 2013

Wiebe Tinga
Ramstraat 2A
3501 HH
Utrecht
Netherlands

Dear Wiebe,

Further to recent discussions, we would like to confirm the extension of your international assignment with Hasbro, Inc.  under the terms of the current International Assignment Policy.  Through this assignment, you will continue to be seconded from the Netherlands to Hasbro U.S. (80%) and Hasbro SA (20%) and will remain an employee of Hasbro International.  Your individual needs as an employee on international assignment have been considered and are outlined below:

Position Title:	EVP, Chief Commercial Officer

Position Band Level:	WW 90

Home Country Location:	Netherlands

Host Country Location:	Rhode Island, USA

Family Size (including employee):	2

Effective Dates:	February 6, 2013 to December 31, 2015

Effect of this letter:
This letter is not a contract of employment, but instead serves as a description of current Hasbro policies and practices applicable to your international assignment.  The terms and conditions of the move are subject to alteration and revision in accordance with any changes to the International Assignment Policy or Hasbro's Tax Protection Policy.

Base salary:
Your base salary will be EUR 420,000 (US$525,000).  You will remain on Netherlands payroll.

Bonus:
You will be eligible to participate in the Hasbro, Inc.  Performance Rewards Program.  Your current "target" bonus is 70% of your earned base salary.

The Company reserves the right to modify the terms of any bonus program, including the termination of the program and the discretion to pay any bonus to you.

Long Term Incentives:
You will be eligible to participate in Hasbro's discretionary long-term incentive program to the extent awards are made under this program.  Your current "target" award under the program is 175% of base salary.

Your actual award is subject to discretion of the CEO and Hasbro's Compensation Committee of the Board of Directors.

Tax Protection:
Your taxes will be accounted for in accordance with the Hasbro Tax Protection policy.  You will be tax protected to the US for federal, state and social security taxes on your worldwide income.  Hypothetical taxes at US rates will be withheld by Hasbro Netherlands to facilitate the payment of host country taxes.

The service of an outside accounting firm will be used to prepare your tax returns, at company cost for years where there is a dual country tax obligation related to compensation from active employment.

You are solely responsible for complying with worldwide personal income tax laws relating to your employment with Hasbro and its subsidiaries.  The Company will not reimburse any interest and penalties arising from the failure to comply with these laws or positions taken on your personal income tax returns.

Tax Responsibility:
Under your tax protection arrangement, you will be responsible for all US taxes related to 100% of your personal and Hasbro employment income including US Federal, State(s) and social security taxes.  Hasbro is responsible for the incremental social taxes, related to your secondment to Hasbro SA for 20% of your income.

Any taxes incurred on both personal and company income post termination (and not related to trailing employment payments) by you or your partner are not tax protected and are your sole responsibility.

Swiss Pension
Any pension earned from the secondment to Hasbro SA is payable to you.  Any taxes on any pension benefit received are your sole responsibility and not tax protected.

Pension & Welfare Benefits:
Medical coverage will continue to be provided under the International health plan managed by the Hasbro UK office.

Company pension and life insurance will continue per the Netherlands local policies.

Old age pension can be continued on a voluntary basis.  However, under this agreement, both parties agree the old age pension will not be continued as the cost to continue is not in relation to the ultimate pensionable benefit.

Disability is covered by the US-NL Totalization Agreement and periods of coverage under the US social security system can be used to obtain Dutch disability benefits should this be necessary.

Unemployment coverage will be maintained on a voluntary basis.  Hasbro will be responsible for making these payments on your behalf and you will not be required to reimburse the company for these contributions.  The approximate annual cost of this benefit will vary from year to year, however the cost based on 2013 rates is EUR 1300.

Your original service date of October 12, 1987 will be used for benefits purposes.

Vacation:
You will receive entitlement under your home country vacation policy. You will follow the local US and Rhode Island statutory and company holiday policy while on assignment.

TERMINATION OF EMPLOYMENT

Notice Period
Either party may terminate this agreement with three months written notice, except that the Company reserves the privilege to terminate without notice for cause.

Termination for Cause
If your employment is terminated for cause, Hasbro will not cover any repatriation costs. For the purposes of this Letter of Assignment, a termination for cause may constitute any one or more of the following actions:

(i)	the commission of any act by you involving fraud, embezzlement or a criminal offence under the Criminal Code of the USA or other applicable statutes;
(ii)	the commission of any action by you constituting financial dishonesty against Hasbro, Inc or any of its subsidiaries or affiliates;
(iii)
the commission of any act involving the following (A) bringing the Hasbro, Inc. or any of its subsidiaries or affiliates into public disrepute or disgrace, or (B) causing material harm to the customer relations, operations or business prospects for Hasbro, Inc. or any of its subsidiaries or affiliates;

(iv)	neglect of job duties as determined by Hasbro, Inc.;
(v)	any violation of the company's Code of Corporate Conduct deemed to be a terminable offence.

The above list should not be taken as exhaustive.

Involuntary Termination
During your assignment, if your employment is involuntarily terminated by Hasbro for reasons other than cause, Hasbro will pay for the most direct economy class airfare for you and your partner to return to the point of origin in The Netherlands.  In addition, Hasbro will provide for the shipping and transportation of all personal effects to the extent covered under the International Assignment Policy. These expenses will be paid for repatriating you and your partner provided you return to your point of origin as defined in this letter within 30 days of termination.

In the event of such termination, eligibility for severance pay and benefits will be handled in accordance with Hasbro Netherlands policy and legislation in effect at that time.

Repatriation:
Upon completion of your international assignment, Hasbro will transport you and your partner back to your home country.  The above provision does not apply if you should voluntarily resign from Hasbro employment while on assignment or if your employment is terminated for cause.

Upon repatriation, the Company will provide for the shipping and transportation of all personal effects to the extent covered under the International Assignment Policy.

Expatriation Tax:
As a US green card holder you may be assessed a US exit tax in the event that you rescind your green card and leave the US following your termination of employment.  In the event that you choose to rescind your green card, you will be solely responsible for any exit taxes levied upon you or your partner.

This offer is contingent upon your ability to maintain an appropriate visa, foreign government entry document, and / or work permit.  Hasbro will reimburse the cost of passport, visa, and other required documentation for you and your accompanying partner in accordance with the company's International Assignment Policy.

This letter highlights the major elements of our offer.  Please contact the Human Resource organization or me if you have questions on anything pertaining to this assignment

These items do not create a contract of employment but simply seek to confirm the conditions that pertain to your international assignment.  During your assignment, you will continue to be an employee of Hasbro, Netherlands under the terms and conditions of your original employment with Hasbro, Netherlands.

We look forward to receiving confirmation of your acceptance of these terms.  Please sign and return this letter to Jason Mendelsohn, keeping a copy for your own files.

Approved:

/s/ Brian Goldner
Brian Goldner                                                                                                        Date
President & CEO

/s/ Dolph Johnson                                                                                            March 8, 2013
Dolph Johnson                                                                                             Date
Chief Human Resources Officer

Accepted:

I have read this agreement and have acknowledged it to be consistent with my understanding of the terms of the assignment.

/s/ Wiebe Tinga                                                                                                  March 11, 2013
Wiebe Tinga                                                                                                            Date
EVP, Chief Commercial Officer

CC:
Cheryl Kennedy
Olly Grant-Adamson
Alison Martin
Jason Mendelsohn
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